N  E  W  S     R  E  L  E  A  S  E

CONTACT:

James R. Boldt

Chairman & Chief Executive Officer

(716) 887-7244

CTG REPORTS 2005 FOURTH QUARTER

AND FULL YEAR RESULTS

REVENUES UP 33% AND 24% FOR QUARTER AND YEAR;

OPERATING INCOME UP 700% AND 58% FOR QUARTER AND YEAR

BUFFALO, N.Y. — March 8, 2006 — CTG (NYSE: CTG), an international information technology (IT) staffing, solutions, and application management company, today announced its financial results for the 2005 fourth quarter and full year which ended on December 31, 2005. Prior period results reflect CTG’s divestiture of its business operations in The Netherlands, which had an effective date of January 1, 2004 and are reported as discontinued operations.

CTG reported 2005 fourth quarter revenues from continuing operations of $78.1 million, a 33 percent increase from 2004 fourth quarter revenues from continuing operations of $58.8 million.  Operating income was $1.4 million in the fourth quarter of 2005, a 700 percent increase from $0.2 million in the 2004 fourth quarter.  CTG’s net income for the 2005 fourth quarter was $0.7 million or $0.04 per diluted share, compared with 2004 fourth quarter net income of $0.9 million, or $0.05 per diluted share. The 2004 fourth quarter net income per share number included tax benefits with a favorable net effect of approximately $0.05 per diluted share.

For 2005, CTG reported revenues from continuing operations of $294.5 million, a 24 percent increase from $237.1 million in 2004.  CTG’s 2005 operating income was $4.9 million, a 58 percent increase from $3.1 million in 2004.  CTG’s 2005 net income was $2.4 million, or $0.14 per diluted share, compared with a 2004 net loss of $1.4 million, or $0.08 per diluted share, which includes a $4.4 million loss from discontinued operations.  CTG’s effective tax rate from continuing operations in 2005 was 32 percent, compared with a tax benefit of 23 percent in 2004 reflecting the favorable tax events recognized in 2004.

“We are pleased to report fourth quarter results consistent with our expectations and to again achieve another quarter of double-digit revenue growth,” said CTG Chairman and Chief Executive Officer James R. Boldt.  “Overall, 2005 was a very strong return to growth for CTG led by our staffing and healthcare businesses. We are especially pleased that our headcount increased to 3,600 at year end for a total year-over-year increase of 1,100 people or 44 percent.  CTG’s revenue was our highest since 2001 and we continue to be modestly profitable as we make investments in our business to capitalize on the significant growth opportunities we are seeing for our expanded solutions offerings.”

“As 2006 begins, demand for external IT staffing support remains strong and is selectively coming back for solutions projects with significant growth in the market niches of healthcare, testing and information security where CTG has focused its solutions offerings,” said Mr. Boldt.  “The large healthcare project in which we are participating in the United Kingdom resumed in the first quarter of 2006 at a somewhat slower pace than we originally anticipated.    We are incurring some external recruitment expenses in the first half of 2006 to staff this business which will reach a $5 million annual revenue run rate by the end of the first quarter of 2006, with the potential for incremental growth as the implementation progresses.”

Beginning in the first quarter of 2006, the Company has elected to enter a cash discount payment option with a significant customer.  This new arrangement will enable CTG to significantly reduce debt starting in the 2006 first quarter and interest expense thereafter which will provide greater financial flexibility under its bank agreement to grow its business and repurchase its own shares on the open market. CTG’s bank debt was $23.2 million at December 31, 2005.

During the 2005 fourth quarter, CTG repurchased 194,800 of its shares in open market transactions, and has repurchased a total of 376,900 shares since announcing a 1.0 million share repurchase authorization on May 12, 2005 in addition to an existing 210,000 share authorization. Mr. Boldt commented, “We continue to believe CTG’s shares are attractively valued and the changes we are making in managing our receivables will significantly enhance our ability to actively repurchase shares at current price levels.”

CTG adopted FASB Statement No. 123R Share-based Payment (SFAS123R) on January 1, 2006 and beginning in 2006 will record compensation expense associated with stock options in its financial results.  The effect of adopting SFAS123R related to issued and outstanding options is an approximate $0.02 reduction in diluted net income per share in 2006.  The Company is currently evaluating its alternatives to cost-effectively provide future stock-based compensation and expects that the incremental impact on diluted net income per share of any new 2006 stock-based awards will approximate $0.01 per share in 2006.   Additionally, because the adoption of SFAS 123R results in a non-cash charge to quarterly earnings, the Company will present both net income per diluted share and cash net income per diluted share (1) beginning with its 2006 first quarter financial results.

CTG is providing initial guidance on its revenue and earnings forecasts for 2006.  Based on current business and market conditions, CTG expects that its 2006 revenues will range from $333 million to $343 million, 13 percent to 16 percent above 2005.  The Company currently projects 2006 cash net income per diluted share, which excludes the equity-based compensation expense described above, of between $0.18 to $0.24 per diluted share.  After the anticipated $.03 per share non-cash expense from equity compensation, the Company anticipates its 2006 net income per diluted share to be in the range of $0.15 to $0.21 per share.  CTG also issued guidance for the first quarter of 2006.  CTG expects that for the first quarter of 2006 its revenues will range from $81 million to $83 million and that both cash and net income per diluted share will range from $0.03 to $0.05.

Mr. Boldt concluded, “We are looking for another year of double-digit revenue growth in 2006 and further improvement in our profitability as the year progresses and our healthcare business in the United Kingdom ramps up.  In the coming year, we see continued opportunity to grow our staffing and healthcare businesses as well as expanding our testing and information security business across several of our vertical markets. Demand for testing solutions remains very robust for CTG in Europe and in the United States is strongest in the life sciences market and growing in the financial services market where we have begun to set up testing environments for several large insurers. Demand for information security support is increasing for quarterly testing and auditing of IT controls related to Sarbanes-Oxley compliance across all our markets and is rising in the retail industry for support complying with Payment Card Industry (PCI) Data Security Standards to protect customer information.  There is also strong demand in our healthcare business for transitional outsourcing support as providers increasingly outsource existing applications while integrating and implementing new packages.  Overall, we are mounting an aggressive effort on every front of our business to maintain our strong growth momentum with the goal of further increasing our revenues, profitability and value.”

Backed by 40 years’ experience, CTG provides IT application management, consulting, software development and integration, and staffing solutions to help Global 2000 clients focus on their core businesses and use IT as a competitive advantage to excel in their markets. CTG combines in-depth understanding of our clients’ businesses with a full range of integrated services and proprietary ISO 9001:2000-certified service methodologies. Our 3,600 IT professionals based in an international network of offices in North America and Europe have a proven track record of delivering solutions that work. More information about CTG is available on the Web at www.ctg.com.

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2004 Form 10-K and Management’s Discussion and Analysis section of the Company’s 2004 annual report, which are incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

(1)

For the purposes of this calculation, cash net income per diluted share excludes equity-based compensation expense.  Cash net income per diluted share is not a measurement calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP), and it is not intended to be a replacement for or considered to be more important than net income per diluted share calculated in accordance with GAAP.

CTG will hold a conference call on Thursday March 9, 2006 at 11:00 AM Eastern Time to discuss its financial results and business strategy. CTG Chairman and Chief Executive Officer James R. Boldt will lead the call. Interested parties can dial in to 1-800-230-1096 between 10:45 AM and 10:50 AM and ask for the CTG conference call and identify James Boldt as the conference chairperson. A replay of the call will be available between 1:00 PM Eastern Time March 9, 2006 and 1:00 PM Eastern Time March 12, 2006 by dialing 1-800-475-6701 and entering the conference ID number 816207.

COMPUTER TASK GROUP, INCORPORATED (CTG)
Condensed Consolidated Statement of Operations
(Unaudited)

(amounts in thousands except per share data)

	For the Quarter Ended		For the Year Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2005	2004	2005	2004

Revenue	$78,067	$58,771	$294,465	$237,122
Direct costs	60,068	42,395	226,663	173,025
Selling, general and administrative expenses	16,593	16,201	62,877	60,999
Operating income	1,406	175	4,925	3,098
Net other expense	(415)	(218)	(1,371)	(677)
Income (loss) from continuing operations
before income taxes	991	(43)	3,554	2,421
Provision (benefit) for income taxes	315	(943)	1,131	(546)
Income from continuing operations	676	900	2,423	2,967
Loss from discontinued operations	–	(19)	–	(4,411)
Net income (loss)	$676	$881	$2,423	$(1,444)

Basic net income (loss) per share:
Continuing operations	$0.04	$0.05	$0.14	$0.18
Discontinued operations	–	(0.00)	–	(0.27)
Basic net income (loss) per share	$0.04	$0.05	$0.14	$(0.09)

Diluted net income (loss) per share:
Continuing operations	$0.04	$0.05	0.14	0.17
Discontinued operations	–	(0.00)	–	(0.25)
Diluted net income (loss) per share	$0.04	$0.05	$0.14	$(0.08)

Weighted average shares outstanding:
Basic	16,609	16,800	16,735	16,761
Diluted	16,945	17,091	17,066	17,140

COMPUTER TASK GROUP, INCORPORATED (CTG) Condensed Consolidated Balance Sheets (Unaudited) (amounts in thousands)

	Dec. 31,	Dec. 31,		Dec. 31,	Dec. 31,
	2005	2004		2005	2004
Current Assets:			Current Liabilities:
Cash and cash equivalents	$2,556	$4,488	Accounts payable	$9,277	$9,263
Accounts receivable, net	71,940	46,771	Accrued compensation	22,153	16,831
Other current assets	3,745	3,900	Other current liabilities	6,155	6,952
			Current portion of
			long-term debt	–	4,650
Total Current Assets	78,241	55,159	Total Current Liabilities	37,585	37,696
Property and equipment, net	6,616	6,075	Long-term debt	23,150	–
Goodwill	35,678	35,678	Other liabilities	10,045	9,069
Other assets	7,260	6,563	Shareholders’ equity (2)	57,015	56,710
			Total Liabilities and
Total Assets	$127,795	$103,475	Shareholders’ Equity	$127,795	$103,475

(2)

During 2005, the Company determined that certain adjustments were required to its deferred tax and other liability accounts as of December 31, 2002.  These adjustments increased the Company’s retained earnings by a net amount of approximately $0.2 million as of December 31, 2002.  The shareholders’ equity balances as of December 31, 2004 and 2005 have correspondingly been adjusted to reflect this change.  There was no adjustment required to the Company’s consolidated statements of operations for 2004.

— END —

Today’s news release, along with CTG news releases for the past year, is available on the Web at www.ctg.com.